UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2025

FrontView REIT, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-42301	93-2133671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 McKinney Avenue Suite L10
Dallas, Texas		75204
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 214 796-2445

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock $0.01 par value per share	FVR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Investment Agreement

On November 12, 2025, FrontView REIT, Inc., a Maryland corporation (the “Company”), entered into an Investment Agreement (the “Investment Agreement”) with Maewyn FVR II LP (the “Maeywn Purchaser”), Rebound Investment, LP and Petrus Special Situations Fund, L.P. (collectively, the “Purchasers”). Pursuant to the Investment Agreement, the Company agreed to issue and sell to the Purchasers a total of 750,000 shares of a new series of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) for $100.00 per share for gross proceeds of approximately $75.0 million (the “Private Placement”). The sale of Series A Preferred Stock may occur in multiple tranches. On the terms and subject to conditions set forth in the Investment Agreement, including certain customary closing conditions, the Company will submit an initial funding request to Purchasers specifying the amount of Series A Preferred Stock that it intends to sell, in a minimum amount of $25.0 million, with the closing of such initial sale on or prior to February 10, 2026 (the “Initial Closing”). At any time after the Initial Closing until November 12, 2026, the Company may submit additional funding requests (each, a “Subsequent Funding Request”) to draw any amount (subject to a minimum $15.0 million per funding request) up to the maximum aggregate offering amount of $75.0 million. The Investment Agreement contains certain customary representations, warranties, covenants and agreements of the Company and the Purchasers. The Company will reimburse the Purchasers for all reasonable and documented fees and expenses of counsel to the Purchasers through the Initial Closing, up to an aggregate amount of $500,000. In addition, the Company will pay a commitment fee to the Purchasers of $1.5 million. The Company expects to use the proceeds from the Private Placement for general corporate purposes, including future acquisitions consistent with the Company’s investment strategy.

The foregoing description of the Investment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Investment Agreement attached as Exhibit 10.1 hereto.

Investor Rights Agreement

In connection with the Private Placement, on November 12, 2025, the Company and the Purchasers entered an Investor Rights Agreement.

Registration Rights

Pursuant to the terms of the Investor Agreement, the Company will be obligated to prepare and file with the Securities and Exchange Commission (the “SEC”) registration statements (“Resale Registration Statement”) to register the resale of shares of Common Stock (as defined below) into which the Series A Preferred Stock are convertible, the Warrants (as defined below) and the shares of Common Stock for which the Warrants are exercisable, and use commercially reasonable efforts to cause the SEC to declare each Registration Statement effective as soon as practicable after the filing thereof. In addition, subject to certain conditions, the Purchasers and their assignees will have “piggyback” rights to participate in an offering of Common Stock initiated by the Company, with such aggregate participation up to of the lesser of: 25% of the maximum aggregate amount of the offering and $25.0 million of expected gross proceeds.

Maewyn Board Nomination Rights

Pursuant to the Investor Rights Agreement, the Company agreed to cause one designee of the Maewyn Purchaser to be elected as a member of the Company’s Board of Directors (the “Board”) on the business day following the execution of the Investment Agreement. Pursuant thereto and as more fully described in Item 5.02 below, the number of directors constituting the Board was increased from seven to eight directors and Mr. Charles Fitzgerald was elected to the Board, each on November 13, 2025. Following such appointment, and for so long as the Maewyn Purchaser and its affiliates beneficially own at least 5.0% of the Common Stock (for this purpose, assuming the full conversion of Series A Preferred Stock and full exercise of Warrants, in each case, issued or issuable under the Investment Agreement or Articles Supplementary, as applicable) on a fully diluted basis (the “Threshold Amount”), the Maewyn Purchaser shall have the right to nominate a replacement nominee for election or appointment to the Board, subject to the Company’s reasonable approval.

Maewyn Standstill Restrictions

From the date of the Investor Rights Agreement and until the date on which the Maewyn Purchaser ceases to have a nominee serving on the Board, the Maewyn Holder and its affiliates will be subject to certain customary standstill obligations that restrict them from, among other things, (i) acting alone or in concert with others to propose to control or knowingly influence the management, the Board or the policies of the Company or (ii) effecting, seeking or participating in, or assisting or encouraging any other person to effect, seek or participate in, (x) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries or a significant portion of the Company and its subsidiaries consolidated assets or (y) any solicitation of proxies or consents to vote any voting securities of the Company, subject to certain exceptions set forth in the Investor Rights Agreement.

Maewyn Consent Rights

From the date of the Investor Rights Agreement until the date that the Maewyn Purchaser ceases to beneficially own at least the Threshold Amount, the Company shall not, without the affirmative vote or written consent of the Maewyn Purchaser:

•
create, incur, assume, guaranty or permit the existence of any Indebtedness of the Company or its subsidiaries, excluding (i) indebtedness that exists as of the date of the Initial Closing and (ii) indebtedness that, pro forma for such incurrence, does not cause the Company and its subsidiaries to exceed a total leverage ratio of 7:00 to 1:00;

•
change the classification of the Company as a “Real Estate Investment Trust” under the Internal Revenue Code of 1986, as amended; or

•
enter into certain transactions with affiliates.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Investor Rights Agreement attached as Exhibit 10.2 hereto.

Series A Preferred Stock

At the Initial Closing, the Company will file with the State Department of Assessments and Taxation of Maryland Articles Supplementary (a form of which is attached as Exhibit A to the Investment Agreement, the “Articles Supplementary”) classifying the Series A Preferred Stock and establishing the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of the Series A Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock will rank (i) senior to the common stock, par value $0.01 per share, of the Company (“Common Stock”) and all other classes and series of capital stock of the Company whose terms do not expressly provide that such class or series will rank on a parity basis with or senior to the Series A Preferred Stock with respect to the payment of dividends (“Dividend Junior Stock”) or the distribution of assets on the liquidation, dissolution or winding up of the Company (“Liquidation Junior Stock”), (ii) on a parity basis with each other class or series of capital stock of the Company whose terms expressly provide that such class or series will rank on a parity basis with the Series A Preferred Stock with respect to the payment of dividends (“Dividend Parity Stock”) or the distribution of assets on the liquidation, dissolution or winding up of the Company (“Liquidation Parity Stock”) and (iii) junior to each class or series of capital stock of the Company whose terms expressly provide that such class or series ranks senior to the Series A Preferred Stock with respect to the payment of dividends (“Dividend Senior Stock”) or the distribution of assets on the liquidation, dissolution or winding up of the Company (“Liquidation Senior Stock”) and to all existing and future indebtedness and other non-equity claims on the Company.

The Series A Preferred Stock will accumulate cumulative dividends (“Regular Dividends”) at a rate (the “Regular Dividend Rate”) per annum equal to 6.75% on the Liquidation Preference (as defined below) thereof. The dividend rate will increase to 8% on the date that is four years after the last date on which the Series A Preferred Stock is issued pursuant to the Investment Agreement and will increase by an additional 2% on each subsequent anniversary thereafter up to a total of 12%. Regular dividends on the Series A Preferred Stock will be payable if, as and when authorized by the Company’s board of directors or any duly authorized committee thereof, to the extent not prohibited by law, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Declared Regular Dividends will be payable solely in cash. In the event that any accumulated Regular Dividend is not authorized and paid on the applicable Regular Dividend payment date, then additional dividends (“Defaulted Regular Dividends”) will accumulate on the amount of such unpaid Regular Dividend, compounded quarterly at the Regular Dividend Rate.

Shares of the Series A Preferred Stock will be entitled to participate on an as-converted basis in any dividend (a “Participating Dividend”) declared and paid on (i) the Common Stock, subject to certain exceptions, including a regular quarterly cash dividend that does not exceed 75% of AFFO per share for the applicable quarter, and (ii) the common units of limited partnership interest (“OP Units”) of FrontView Operating Partnership LP that is not also declared and paid as a dividend on the Series A Preferred Stock pursuant to clause (ii). In addition, so long as any shares of Series A Preferred Stock remain outstanding, unless full Regular Dividends, including any Defaulted Regular Dividends thereon, have been declared and paid in cash, the Company will be prohibited from declaring or paying any dividends on any Junior Stock, OP Units or Dividend Parity Stock, and the Company and its subsidiaries will be prohibited from repurchasing, redeeming or otherwise acquiring for value any Junior Stock or OP Units, in each case subject to certain exceptions.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will entitle the holder, out of the Company’s assets or funds legally available therefor, before any distribution out of the assets or funds of the Company may be made to or set aside for the holders of any Liquidation Junior Stock and subject to the rights of the holders of any Liquidation Senior Stock and the rights of the Company’s creditors, to receive a payment equal to the greater of (i) the sum of the Liquidation Preference per share and all unpaid Regular Dividends, including any Defaulted Regular Dividends thereon, that will have accumulated on such share to, but excluding, the date of such payment and (ii) the amount such holder would have received had such holder converted such share into Common Stock and held such Common Stock on the date of such payment. The “Liquidation Preference” with respect to any share of Series A Preferred Stock will be $100 per share.

For so long as any shares of the Series A Preferred Stock are outstanding, the affirmative vote of either (i) holders of Series A Preferred Stock and holders of each class or series of Voting Parity Stock, if any, representing at least a majority of the combined outstanding voting power of the Series A Preferred Stock and such Voting Parity Stock, if any, or (ii) the Maewyn Purchaser, will be required to (i) amend, modify or repeal any provision of the Company’s charter in a manner that adversely affects the special rights, preferences or voting powers of the Series A preferred stock, or (ii) (x) amend or modify the Company’s charter to authorize or create, or to increase the number of authorized shares of, any Dividend Parity Stock, Liquidation Parity Stock, Dividend Senior Stock or Liquidation Senior Stock or (y) authorize, create or issue any structurally senior equity at subsidiaries of the Company existing as of the date of the Initial Closing, subject to certain exceptions. Until such time as the Maewyn Purchaser beneficially owns (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) less than 3.5% of the Common Stock (including, for the avoidance of doubt, the number of shares of Common Stock that would be issuable upon the conversion of all outstanding shares of Series A Preferred Stock or the number of shares of Common Stock that would be issuable upon exercise of the Warrants, as applicable, held by the Maewyn Purchaser) on a fully diluted basis, any majority consent must include the Maewyn Purchaser.

The Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Company at any time, subject to certain conditions, on or after the date that is three years after the last date on which the Series A Preferred Stock is issued pursuant to the Investment Agreement (or earlier, in the case of a Terminating Holder (as defined below)), at a cash redemption price per share equal to the (i) Liquidation Preference of such share plus (ii) accumulated and unpaid Regular Dividends, including any Defaulted Regular Dividends thereon, on such share to, but excluding the redemption date. If the redemption date is after a record date for a Regular Dividend or Participating Dividend and on or before the related payment date for such Regular Dividend or Participating Dividend, then the holder of such share will be entitled to receive such declared Regular Dividend or Participating Dividend on such share. In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed will be selected pro rata among holders. Except in the case of a Terminating Holder, the Company will only be permitted to redeem the Series A Preferred Stock if (i) the Common Stock Liquidity Conditions (as defined below) with respect to such redemption are satisfied; (ii) with respect to any holder that has delivered a countersigned Warrant Agreement (as defined below), the Company has delivered an executed Warrant Agreement and Warrant to such holder; (iii) if required, approval of the Company’s stockholders has been obtained as contemplated by The New York Stock Exchange rules (“Stockholder Approval”) with respect to the shares of Common Stock issuable upon exercise of the Warrants; and (iv) the Company has prepared and filed one or more registration statements under the Securities Act of 1933, as amended (the “Securities Act”) with respect to such Warrants and shares of common stock issuable upon exercise of the Warrants.

Each holder of Series A Preferred Stock will have the right, at its option, to convert its Series A Preferred Stock, in whole or in part, into shares of Common Stock, at any time. The number of shares of Common Stock into which a share of Series A Preferred Stock will convert at any time will equal the then-effective conversion rate. The conversion rate of the Series A Preferred Stock will initially be set at 5.88235 shares of Common Stock, based on an implied conversion price of $17.00 per share of Common Stock. In the event of a “change of control” where the per share consideration to be paid on the Common Stock (the “Change of Control Price”) is less than the then-effective conversion price, the conversion rate will be adjusted so that the number of shares of Common Stock into which a share of Series A Preferred Stock will convert will equal the Liquidation Preference divided by the Change of Control Price. The conversion rate is also subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events or certain anti-dilutive offerings. The conversion rate may not be adjusted prior to the receipt of Stockholder Approval if such adjustment would result in a conversion price less than the average closing price for the Common Stock for the five trading days immediately preceding the signing of the Investment Agreement.

Subject to certain conditions described below, the Company may, at its option, convert the outstanding shares of Series A Preferred Stock, in whole or in part, into shares of Common Stock if, during the 30 consecutive trading days immediately preceding the date the Company notifies holders of the Series A Preferred Stock of the election to convert, the volume weighted average price of the Common Stock exceeds 117.5% of the conversion price. The Company will not exercise its right to mandatorily convert shares of Series A Preferred Stock unless certain liquidity conditions with regard to the shares of Common Stock to be issued upon such conversion are satisfied (the “Common Stock Liquidity Conditions”). The Company may, at its option, convert all of the outstanding shares of Series A Preferred Stock into shares of Common Stock in the event of a “change of control” transaction.

If a Purchaser fails to cure any default of its obligation to purchase shares of Series A Preferred Stock pursuant to any Subsequent Funding Request for a period of 30 calendar days following the date notice is sent by the Company of the default, such Purchaser, if it still holds shares of Series A Preferred Stock, or any holder that acquires shares of Series A Preferred Stock directly or indirectly from such Purchaser (such Purchaser or other holder, a “Terminating Holder”), will have 10 calendar days to elect to convert all of its outstanding shares of Series A Preferred Stock, after which time such Terminating Holder’s right to submit shares of Series A Preferred Stock will terminate. In addition, if such Terminating Holder does not elect to convert its shares of Series A Preferred Stock during such 10-day period, the Company will then have the option to redeem such Terminating Holder’s shares of Series A Preferred Stock at any time.

Pursuant to the terms of the Articles Supplementary, unless and until Stockholder Approval is obtained, no shares of Series A Preferred Stock may be converted into shares of Common Stock if and to the extent that such conversion would result in the holder beneficially owning in excess of 19.9% of the then-outstanding shares of Common Stock.

The foregoing description of the Articles Supplementary does not purport to be complete and is qualified in its entirety by the full text of the substantially final form of Articles Supplementary attached to the Investment Agreement, which is attached as Exhibit 10.1 hereto.

Warrants

Pursuant to the terms of the Articles Supplementary, if the Company elects to redeem shares of Series A Preferred Stock, the Company will issue a warrant (“Warrant”) to each holder of the shares of Series A Preferred Stock (other than a Terminating Holder) to be redeemed that executes a Warrant Agreement with the Company (a form of which is attached as Exhibit C to the Investment Agreement, the “Warrant Agreement”). On or after the date that is three years after the last date on which any shares of Series A
Preferred Stock is issued pursuant to the terms of the Investment Agreement, the Company may redeem the Series A Preferred Stock in one or more redemptions and deliver one or more Warrants and Warrant Agreements so long as shares of the Series A Preferred Stock remain outstanding.

Each Warrant will represent a holder’s right to purchase, at an exercise price equal to the conversion price for the Series A Preferred Stock as of the business day before the applicable redemption date, a number of shares of Common Stock equal to the aggregate Liquidation Preference of the shares of Series A Preferred Stock of such holder to be redeemed divided by the conversion price of the Series A Preferred Stock as of the business day before the applicable redemption date.

Each Warrant will be exercisable by the holder thereof, in whole or in part, at any time, or from time to time, prior to the fifth anniversary of the issuance of such Warrant. In addition, each Warrant will be automatically exercised on the fifth anniversary of the issuance of such Warrant or on the date of a recapitalization, consolidation, merger, sale or other transfer of substantially all assets of the Company and its subsidiaries or similar transaction whose reference property consists entirely of cash. Upon exercise, the Company will issue to such holder the whole number of shares of Common Stock purchased plus an amount in cash representing any fractional share of Common Stock otherwise due upon such exercise. Any Warrant may be exercised by a holder thereof by paying the exercise price in cash or exercised on a cashless basis. Any Warrant that is automatically exercised will be settled on a cashless basis.

The Warrants will be subject to customary anti-dilution adjustments from time to time in accordance with the provisions of the Warrant Agreement. The strike price may not be adjusted prior to the receipt of Stockholder Approval if such adjustment would result in a strike price less than the average closing price for the Common Stock for the five trading days immediately preceding the signing of the Investment Agreement.

Holders of Warrants will not have the rights or privileges of holders of Common Stock until they exercise their Warrants and receive shares of Common Stock.

Pursuant to the terms of the Warrant Agreement, unless and until Stockholder Approval is obtained, no Warrants may be exercised into shares of Common Stock if and to the extent that such exercise would result in the holder beneficially owning in excess of 19.9% of the then-outstanding shares of Common Stock.

The foregoing description of the Warrant Agreement and Warrants does not purport to be complete and is qualified in its entirety by the full text of the substantially final form of Warrant Agreement attached to the Investment Agreement, which is attached as Exhibit 10.1 hereto.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

As described in Item 1.01, under the terms of the Investment Agreement, the Company has agreed to issue 750,000 shares of Series A Preferred Stock to the Purchasers. The offer and sale of the Series A Preferred Stock are being made, and the issuance of the Series A Preferred Stock will be made, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Company relied on these exemptions from registration based in part on the nature of the transaction and the representations made by the Purchasers in the Investment Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2025, the Board approved an increase in the number of directors constituting the Board from seven to eight directors and appointed Charles Fitzgerald to serve as a director of the Company, effective as of the same day, to serve until the 2026 Annual Meeting.

Mr. Fitzgerald, age 50, currently serves as Managing Partner and Founder of Maewyn Capital Partners LLC, a position he has held since January 2025. From 2011 until December 2024, Mr. Fitzgerald served as Founder, Managing Partner, Co-Portfolio Manager, and Director at V3 Capital Management LP. From April 2002 until May 2011, Mr. Fitzgerald as Managing Partner, Co-Portfolio Manager, and Director of Research at High Rise Capital Management. Mr. Fitzgerald was previously a Co-Portfolio Manager at JP Morgan Fleming Asset Management from May 2000 until April 2002. Mr. Fitzgerald holds a Bachelor of Arts in Finance and Economics from Northern State University. Mr. Fitzgerald currently serves on the board of Vibrant Emotional Health, a non-profit that is focused on emotional wellness and administers the national 988 suicide crisis lifeline. Mr. Fitzgerald is a CFA charterholder.

Mr. Fitzgerald will receive compensation for his service as a non-employee director of the Board pursuant to the Company’s non-employee director compensation policy, as may be amended from time to time, and as described in the Company’s Proxy Statement for its 2025 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 17, 2025, in the section entitled “Director Compensation,” which information is incorporated herein by reference. In addition, the Company will enter into its standard form of indemnification agreement with Mr. Fitzgerald.

The Board determined that Mr. Fitzgerald is “independent” as defined under the listing standards of the New York Stock Exchange and the Company’s corporate governance guidelines. There are no family relationships between Mr. Fitzgerald and any director or executive officer of the Company, and except as described in Item 1.01 of this Form 8-K, there are no arrangements or understandings between Mr. Fitzgerald and any other persons or entities pursuant to which Mr. Fitzgerald was appointed as director of the Company, and there are no transactions involving Mr. Fitzgerald, on the one hand, and the Company, on the other hand, that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
10.1*	Investment Agreement, dated as of November 12, 2025, by and among FrontView REIT, Inc. and Maewyn FVR II LP, Rebound Investment, LP and Petrus Special Situations Fund, L.P.
10.2**	Investor Rights Agreement, dated as of November 12, 2025, by and among FrontView REIT, Inc. and Maewyn FVR II LP, Rebound Investment, LP and Petrus Special Situations Fund, L.P.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

* Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because they are both (i) not material to investors and (ii) is the type that the registrant treats as private or confidential. Certain schedules or similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish an unredacted copy of this exhibit and its materiality and privacy or confidentiality analyses to the SEC upon request.

** Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because they are both (i) not material to investors and (ii) is the type that the registrant treats as private or confidential. The Company agrees to furnish an unredacted copy of this exhibit and its materiality and privacy or confidentiality analyses to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FrontView REIT, Inc.

Date:	November 18, 2025	By:	/s/ Pierre Revol
Pierre Revol Chief Financial Officer, Treasurer, and Secretary